Exhibit 3(i)
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SMF ENERGY CORPORATION

SMF Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of such corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of such corporation:

RESOLVED, that the Certificate of Incorporation of SMF Energy Corporation be amended by changing Article 4 thereof so that, as amended, such Article shall be and read as follows:

ARTICLE 4
CAPITAL STOCK

4.1  Common Stock.

(a)  The total number of shares of common stock, par value $0.01 per share, that the Company is authorized to issue is fifty million (50,000,000).

(b)  Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Company, including, but not limited to, (i) the right to receive dividends when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

4.2  Preferred Stock.

(a)  The total number of shares of preferred stock, par value $0.01 per share, that the Company is authorized to issue is 1,000,000.

(b)  The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

(1)  The designation of the series and the number of shares to constitute the series.

(2)  The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(3)  Whether the shares of the series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(4)  The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(5)  Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(6)  The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(7)  The restrictions, if any, on the issue or reissue of any additional preferred stock.

(8)  The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given unanimous written consent to such amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That such amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SMF Energy Corporation has caused this certificate to be signed by Richard E. Gathright, its President, this 12th day of February 2007.

SMF ENERGY CORPORATION

By:	/s/ Richard E. Gathright
Richard E. Gathright, President and
Chief Executive Officer